EXHIBIT 15






November 12, 2001







The Cleveland Electric
Illuminating Company
76 South Main Street
Akron, OH  44308

Gentlemen:

We are aware that The Cleveland Electric Illuminating Company has incorporated by reference in its Registration Statements No. 33-55513, No. 333-47651, No. 333-72891 and No. 333-64776 its Form 10-Q for the
quarter ended September 30, 2001, which includes our report dated November 12, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                   Very truly yours,





                                    ARTHUR ANDERSEN LLP


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